Exhibit 5

INVESTMENT LAW GROUP

OF DAVIS GILLETT MOTTERN & SIMS, LLC

545 Dutch Valley Road, N.E.

Suite A

Atlanta, Georgia 30324

____________________

Telephone: (404) 607-6933	Email: bmottern@ilglaw.com	Facsimile: (888) 719-4838

July 27, 2022

Bitmine Immersion Technologies, Inc.

2030 Powers Ferry Road SE, Suite 212,

Atlanta, Georgia 30339

Re:       Registration of Shares

Ladies and Gentlemen:

We have acted as counsel to Bitmine Immersion Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Resale Registration Statement on Form S-1 (including the prospectus that is a part thereof, the “Registration Statement”) filed today by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale, from time to time, of up to 14,662,800 shares (the “Registrable Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) by those certain selling stockholders named in the Registration Statement (the “Selling Stockholders”) pursuant to Rule 415 under the Securities Act. This opinion letter is being rendered pursuant to Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-K.

The Registrable Shares consist of the following shares of Common Stock (i) 5,242,000 shares of Common Stock that are owned by certain Selling Stockholders originally issued in various private placement transactions from June 2021 to June 2022, (ii) 550,000 shares of Common Stock issuable upon the exercise of certain Class A Warrants at an exercise price of $2.00 per share that were originally issued _______________ (such warrants, the “Class A Warrants”) (iii) 550,000 shares of Common Stock issuable upon the exercise of certain Class B Warrants at an exercise price of $5.00 per share that were originally issued _________________ (such warrants, the “Class B Warrants”), (iv) 4,147,600 shares of Common Stock issuable upon the exercise of certain Class C-1 Warrants at an exercise price of $2.00 per share that were originally issued in a Unit Offering from January to June 2022 (such warrants, the “Class C-1 Warrants”), (v) 4,147,600 shares of Common Stock issuable upon the exercise of certain Class C-2 Warrants at an exercise price of $4.00 per share that were originally issued in a Unit Offering from January to June 2022 (such warrants, the “Class C-2 Warrants”), and (vi) 25,600 shares of Common Stock issuable upon the exercise of certain Class C-3 Warrants at an exercise price of $1.25 per share that were originally issued in a Unit Offering from January to June 2022 (such warrants, the “Class C-3 Warrants”),

INVESTMENT LAW GROUP

OF DAVIS GILLETT MOTTERN & SIMS, LLC

Bitmine Immersion Technologies, Inc.

July 22, 2022

In connection with this opinion, we have examined such documents and considered such legal matters deemed by us to be relevant to this opinion letter and the Registration Statement, including (i) the applicable statutory provisions and related rules and regulations of the Delaware General Corporation Law (the “DGCL”) and the reported judicial decisions interpreting those laws, (ii) the applicable statutory provisions and related rules and regulations of the State of Delaware governing the Warrants, (iii) the Certificate of Incorporation of the Company, as amended, (iii) the Bylaws of the Company, as amended, (iv) the corporate proceedings of the Company relating to the issuance of the Registrable Shares and (v) the certificates evidencing the Warrants.

We have also made such further legal and factual examinations and investigations as we deemed necessary for the purposes of expressing the opinion set forth herein. With respect to these examinations and investigations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon information provided by officers of the Company and the Selling Stockholders. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or competency of such factual statements.

Our opinion is limited to the laws of the State of Delaware (which includes the applicable provisions of the DGCL and the reported judicial decisions interpreting those laws) and the federal laws of the United States of America, to the extent referred to specifically herein. We do not express any opinion herein concerning any other laws. We are generally familiar with the DGCL as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinion contained herein. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

Based upon the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Registrable Shares have been duly authorized by the Company, and when issued in accordance with the terms of the Warrants, as applicable, will be validly issued, fully paid and nonassessable.

This opinion letter is provided for use solely in connection with the resale of the Common Stock covered by the Registration Statement, and except for its use in connection with such resale, may not be furnished to, quoted from or relied upon by any other person, firm, or corporation without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated in the paragraph immediately above. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

INVESTMENT LAW GROUP

OF DAVIS GILLETT MOTTERN & SIMS, LLC

Bitmine Immersion Technologies, Inc.

July 22, 2022

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

DAVIS GILLETT MOTTERN & SIMS, LLC /s/ Davis Gillett Mottern & Sims, LLC Davis Gillett Mottern & Sims, LLC